Exhibit 99.1

MV Oil Trust

MV Oil Trust Announces Trust Third Quarter Distribution

MV OIL TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

NEWS
RELEASE

FOR IMMEDIATE RELEASE

Austin, Texas, October 6, 2010 — MV Oil Trust (NYSE Symbol — MVO) announced the Trust distribution of Net Profits for the third quarterly payment period ended September 30, 2010.

Unitholders of record on October 15, 2010 will receive a distribution amounting to $7,015,000 or $0.61 per unit payable October 25, 2010.

Volumes, price and Net Profits for the payment period were:

Volume (BOE)	243,595
Proceeds (BOE)	$60.91
Gross Proceeds	$14,836,361
Costs	$5,745,981
Net Profits	$9,090,380
Percentage applicable to Trust’s 80%
Net Profits Interest	$7,272,304

Gross Hedge Proceeds	$0
Percentage applicable to Trust 80%
Net Hedge Proceeds	$0

Total cash proceeds available for the Trust	$7,272,304
Provision for estimated Trust expenses	$(257,304)
Net cash proceeds available for distribution	$7,015,000

As previously reported, the Trust’s second quarterly distribution included amounts from collections from SemCrude, L.P. and Eaglwing, L.P. for sales of oil during the 20-day period immediately prior to their bankruptcy in July 2008. As also previously reported, Vess Oil Corporation and Murfin Drilling Company, Inc., who are the operators of the underlying properties of MV Partners, LLC, filed proofs of claims in the bankruptcy case on a lease by lease basis on their own behalf and on behalf of various working interest owners (inclusive of MV Partners’ interests), overriding royalty owners and royalty owners. Vess Oil and Murfin Drilling received funds in late September 2010 for the collection of the sale of oil volumes to SemCrude and Eaglwing for the period prior to such 20-day period.  Such funds represent the payout on such claims, less certain charges allowed by the bankruptcy court. Such funds are being assessed and allocated among the various working interest owners, overriding royalty owners and royalty owners. At this time, the amount allocable to MV Partners cannot be determined. Such allocation, and ultimate distribution to the Trust of its applicable portion, is expected to occur in the fourth quarter of 2010, with the Trust expected to distribute such funds as part of its distribution for the fourth quarter of 2010.

This press release contains forward-looking statements. Although MV Partners, LLC has advised the Trust that MV Partners, LLC believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the underlying properties on or prior to the record date. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause these statements to differ materially include the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, the ability of commodity purchasers to make payment, and other risk factors described in the Trust’s Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission. Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

Contact:	MV Oil Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
(512) 236-6599

919 Congress Avenue, Austin, TX 78701